EXHIBIT 10.46

REAL PROPERTY OPTION AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

     THIS REAL PROPERTY OPTION AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of October 1, 2002 by and between AMB PROPERTY, L.P., a Delaware limited partnership (“Seller”), and HYSEQ, INC., a Nevada corporation (“Buyer”).

RECITALS:

     A.     Seller is the owner of the Property (hereinafter defined).

     B.     Seller desires to afford Buyer an option to Purchase the Property, and Buyer desires to acquire an option to purchase the Property, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

Article 1: DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following words and phrases shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

          “Additional Option Consideration” has the meaning set forth in Section 2.2.3.

          “Approved Conditions of Title” has the meaning set forth in Section 3.2.3.

          “Appurtenances” means, collectively, all easements, rights, licenses, covenants and other matters of record appurtenant to and benefiting the Property including any rights (such as rights and authorizations in permits or licenses) which benefit the Property but which may or may not be of record, but excluding trade names of Seller or its affiliates.

          “Business Day” means those weekdays on which Bank of America, N.A., a national banking association, is open for business to the public and is conducting its customary banking transactions in the State of California.

          “Buyer’s Option Note” means the promissory note in the original principal amount of TWO MILLION SIX HUNDRED THOUSAND DOLLARS ($2,600,000), to be delivered by Buyer to Seller in payment of a portion of the Option Consideration pursuant to Section 2.2 and, if the Option is exercised, in payment of a portion of the Purchase Price pursuant to Section 2.5, in the form and substance of Exhibit D attached hereto.

          “Buyer’s Purchase Note” means the secured promissory note in the original principal amount of TEN MILLION EIGHT HUNDRED THOUSAND DOLLARS ($10,800,000), to be delivered by Buyer to Seller in payment of a portion of the Purchase Price pursuant to Section 2.5, in the form and substance of Exhibit E attached hereto.

          “Buyer’s Title Policy” means an ALTA Owners Policy of Title Insurance (including such endorsements as Buyer may reasonably specify) insuring Buyer in the amount of the Purchase Price (or such lower amount that Buyer determines) that fee simple title to the Property is vested in Buyer, subject only to the Approved Conditions of Title.

          “Closing” means the procedures which culminate in the purchase and sale of the Property which this Agreement contemplates; the Closing entails, among other things, satisfaction or waiver of the conditions precedent in Article 5 hereof, delivery of the Purchase Price and the Loan Documents to Seller, and recordation of the Grant Deed, the Deed of Trust and the Subordination Agreement.

          “Closing Date” means the date on which the Closing is to occur pursuant to Section 6.1. If Buyer and Seller shall agree in writing to conduct the Closing upon some other date (which must be a Business Day), then “Closing Date” shall mean such other date.

          “Contracts” has the meaning set forth in Section 3.3.2(a).

          “Deed of Trust” means a first deed of trust, assignment of rents and leases, security agreement and fixture filing, in the form and substance attached hereto as Exhibit F. The Deed of Trust shall be made by Buyer, as trustor, to the Title Company, as trustee, in favor of Seller, as beneficiary, to secure Buyer’s obligations under the Buyer’s Purchase Note (and not under the Buyer’s Option Note for which the Letter of Credit shall instead serve as collateral during the “Extension Period” under the Buyer’s Option Note) and shall be subject only to such liens and encumbrances as approved by Seller in writing prior to the Closing Date.

          “Disclosure Statement” has the meaning set forth in Section 3.3.2(c).

          “Due Diligence Materials” has the meaning set forth in Section 3.3.2(a).

          “Effective Date” means the date this Agreement, the Lease Termination Agreement and the Guaranty are each fully executed and delivered by the parties hereto and thereto.

          “Escrow” means the escrow facilities and account established at the offices of the Title Company. Buyer and Seller shall utilize the Escrow for purposes of closing the transactions which this Agreement contemplates.

          “Escrow Holder” means the Title Company, in its capacity as the escrow holder with respect to the Escrow.

          “Exception Matters” has the meaning set forth in Section 3.3.4.

          “Existing Guaranty” means that certain Guaranty of Lease executed by Guarantor in favor of Seller in connection with the Existing Lease.

          “Existing Lease” means the Lease Agreement dated June 23, 2000 by and between Buyer, as tenant, and Seller, as landlord, as amended by the First Amendment to Lease

Agreement dated as of December 14, 2000, whereby Seller has heretofore leased a portion of the Property to Buyer.

          “Grant Deed” means the grant deed in the form of Exhibit C attached hereto by which Seller causes title to the Property to be conveyed to Buyer at Closing.

          “Guarantor” means George Rathmann, an individual.

          “Guaranty” means the Guaranty in the form and substance of Exhibit G attached hereto and executed by Guarantor in favor of Seller pursuant to Section 2.1.

          “Improvements” means all improvements and fixtures situated on the Real Property.

          “Initial Option Consideration” has the meaning set forth in Section 2.2.1.

          “Initial Transaction Consideration” has the meaning set forth in Section 2.1.1.

          “Junior Deed of Trust” means the deed of trust in the form of Exhibit O attached hereto to be executed by Buyer in favor of Guarantor. The Junior Deed of Trust shall be subordinated to the Deed of Trust pursuant to the terms of the Subordination Agreement.

          “Lease” means any tenant lease, license or occupancy agreement covering the Property, other than the Existing Lease.

          “Lease Termination Agreement” means the Lease Termination Agreement of even date herewith by and between Buyer and Seller, whereby Seller and Buyer have agreed to terminate the Existing Lease, subject to the terms and conditions set forth therein.

          “Letter of Credit” means the irrevocable standby letter of credit to be delivered by Buyer to Seller at the Closing pursuant to the terms of the Deed of Trust, in the form and substance of Exhibit K attached hereto, and issued by Union Bank of California, N.A., or such other bank acceptable to Seller. The Letter of Credit shall be in the initial amount of $2,600,000, provided that on each anniversary of the Closing, Seller shall cause the amount drawable under the Letter of Credit to be reduced by the amount of principal payments made by Buyer during the previous calendar year under Buyer’s Option Note as provided under the Letter of Credit.

          “Loan Documents” means, collectively, the Buyer’s Option Note, the Buyer’s Purchase Note, the Letter of Credit, the Deed of Trust and the Subordination Agreement.

          “Official Records” means the Official Records of the County of Santa Clara, State of California.

          “Option” means the option granted by Seller to Buyer in accordance with the terms hereof.

          “Option Consideration” means, collectively, the Initial Option Consideration and the Additional Option Consideration. The Option Consideration shall create an Option for the Option Period.

          “Option Legal Opinion” means a legal opinion in form and substance acceptable to Seller in its sole discretion, opining to Seller that: (a) the Buyer’s Option Note, when executed, is a legal, valid and binding instrument, enforceable against Buyer in accordance with its terms; (b) Buyer is duly formed, validly existing and in good standing in the state of its formation; (c) Buyer is qualified to do business and is in good standing in the State of California; (d) Buyer has all requisite power and authority to enter into the Buyer’s Option Note; (e) the Buyer’s Option Note has been duly authorized, executed and delivered by Buyer; and (f) such other matters, incident to the transactions contemplated hereby, as Seller may reasonably request.

          “Option Payment Date” means November 1, 2002, the date upon which the Initial Option Consideration and the first installment of the Additional Option Consideration is due and payable pursuant to Section 2.2.

          “Option Period” means the period between the Option Payment Date and the earlier of (a) the date Buyer exercises the Option pursuant to Section 2.3, (b) 5:00 PM on April 30, 2003, unless sooner terminated pursuant to Section 2.4, or (c) the date of notice by Buyer to Seller electing to terminate the Option early pursuant to Section 2.4.

          “Personal Property” means the equipment, furniture and fixtures and other personal property, if any, which are actually owned by Seller, located on the Real Property and used exclusively for the Property.

          “Phase 1 Environmental Report” has the meaning set forth in Section 3.3.2.

          “Property” means, collectively, (i) the Real Property, including all Appurtenances (to the extent transferable), (ii) the Improvements, and (iii) the Personal Property.

          “Purchase Price” shall mean the principal amount of FIFTEEN MILLION THREE HUNDRED THOUSAND DOLLARS ($15,300,000), which Buyer shall be obligated to pay to Seller in the manner specified in Section 2.5 hereof.

          “Real Property” means that certain real property located in the County of Santa Clara, State of California, commonly known as 225, 249 and 257 Humboldt Court, Sunnyvale, California, and more particularly described in Exhibit A attached hereto.

          “Reaffirmation of Guaranty” means the Reaffirmation of Guaranty duly executed by Guarantor in favor of Seller with respect to the Existing Guaranty, in the form and substance of Exhibit G-1 attached hereto.

          “Report” means the preliminary title report issued by the Title Company covering the Property, as such Report may be updated from time to time. A copy of the Report is attached hereto as Exhibit O.

          “Seller Parties” has the meaning set forth in Section 3.3.2(b).

          “Seller’s Knowledge” has the meaning set forth in Section 4.1.

          “Seller’s Title Policy” has the meaning set forth in Section 5.1.7.

          “Subordination Agreement” means the Subordination and Intercreditor Agreement to be entered into by and between Guarantor and Seller, in the form and substance of Exhibit H attached hereto.

          “Title Company” means First American Title Company, whose office, for purposes of the transactions which this Agreement contemplates, is located at the address set forth in Section 10.6; provided, however, that Buyer agrees that the Title Company can be Chicago Title Insurance Company if it matches the quote for the premium for the Seller’s Title Policy obtained by Buyer from First American Title Company.

          “Warrant” means a warrant to purchase shares of Buyer’s common stock, $.001 par value (“Common Stock”), to be delivered by Buyer to Seller on the Option Payment Date. The Warrant shall be in the form and substance of Exhibit L attached hereto and shall be dated as of the Option Payment Date. The Warrant shall have an exercise price per share equal to two (2) times the weighted trading average stock price for the ten (10) most recent trading days preceding the Option Payment Date on which days the Buyer’s Common Stock is listed or admitted to trading on a principal national securities exchange. Notwithstanding the foregoing, if Buyer’s Common Stock is not listed or admitted to trading on a principal national securities exchange on any of the ten (10) consecutive trading days preceding the Option Payment Date, then Buyer’s Board of Directors may elect to set the exercise price per share at such lower amount as they shall determine in good faith to be equal to two (2) times the fair market value of the Company’s Common Stock as of the Option Payment Date. Notwithstanding the foregoing, Seller may elect, in its sole and absolute discretion, by notifying Buyer in writing within thirty (30) days after issuance of the Warrant, to cause an independent investment banking firm (selected by the American Arbitration Association in accordance with its rules) to determine the fair market value of the Company’s Common Stock as of the Option Payment Date (“Independent Price Determination”). Upon such determination, the original Warrant issued hereunder shall be amended to provide for a revised exercise price equal to two (2) times the fair market value of the Common Stock as so determined and the maximum number of shares of Common Stock to be issued upon exercise of the Warrant shall also be revised in accordance with the Share Formula (as defined below). If the revised exercise price determined as a result of the Independent Price Determination is less than the original exercise price provided under the Warrant, all costs incurred in connection with the Independent Price Determination shall be paid by Buyer; in all other instances such costs shall be borne entirely by Seller. The maximum number of shares of Common Stock to be issued upon exercise of the Warrant shall be equal to the quotient determined by dividing (X) the Black Scholes Warrant Valuation by (Y) the exercise price per share as determined above; provided that such quotient shall be rounded up to the nearest whole number (“Share Formula”). The parties agree that, for the purposes of determination of the value of the Warrant, the “Black Scholes Warrant Valuation” shall be Two Hundred Thousand Dollars ($200,000).

ARTICLE 2: OPTION AND AGREEMENT OF PURCHASE AND SALE

     2.1 Purchase and Sale; Initial Consideration.

          2.1.1 Pursuant to the provisions of this Agreement, effective as of November 1, 2002, Seller hereby grants to Buyer an Option to buy the Property and if the Option is validly exercised by Buyer hereunder, Buyer shall purchase the Property from Seller for the Purchase Price; provided however, that concurrently with the execution of this Agreement by the parties, in consideration for Seller entering into this Agreement and the Lease Termination Agreement, Buyer shall deliver to Seller the original Guaranty and the original Reaffirmation of Guaranty; provided, further however, that the failure of Guarantor to deliver the Reaffirmation of Guaranty shall in no event affect Seller’s rights or remedies under the Existing Guaranty or the enforceability thereof against Guarantor. The delivery of the Guaranty and the Reaffirmation of Guaranty described above shall be collectively referred to as the “Initial Transaction Consideration.” If any of the Initial Transaction Consideration is not duly executed and delivered to Seller concurrently with the execution of this Agreement, this Agreement and the Lease Termination Agreement shall be null and void and of no force or effect, Buyer shall be in default under the Existing Lease for failure to pay rent and other amounts due for October, 2002, and the Existing Lease and the Existing Guaranty shall continue in full force and effect as if this Agreement and the Lease Termination Agreement had never been executed. The provisions of this Section 2.1 shall survive any termination of this Agreement

          2.1.2 For purposes of this Agreement, the Escrow shall be deemed opened on the date Escrow Holder shall have received from Buyer a fully executed copy of this Agreement, which shall occur no later than October 25, 2002. Escrow Holder shall notify Buyer and Seller in writing of the date Escrow is opened.

     2.2 Option Consideration.

          2.2.1 Initial Option Consideration. On or before 5:00 PM on the Option Payment Date, Buyer or Guarantor, as applicable, shall deliver to Seller or as directed by Seller to the account of Seller:

               (a) the amount of One Million Seven Hundred Thousand Dollars ($1,700,000) in immediately available funds, which amount shall be paid by Guarantor directly to Seller from Guarantor’s funds which have not been received from Buyer;

               (b) the original Buyer’s Option Note, duly executed by Buyer in favor of Seller;

               (c) the amount of Ninety-Five Thousand Dollars ($95,000), in immediately available funds, representing the first installment of the Additional Option Consideration payable by Buyer pursuant to Section 2.2.3;

               (d) the original Warrant, duly executed by Buyer;

               (e) the original Option Legal Opinion, duly executed by Buyer’s legal counsel and dated as of the Option Payment Date; and

               (f) the most recent financial statements or balance sheet of Guarantor, certified by Guarantor to Seller as being true and correct in all material respects and fairly representing the financial condition of Guarantor.

The funds paid under subsection (a) above, the Warrant and the Buyer’s Option Note shall be collectively referred to herein as the “Initial Option Consideration”. If any of the Initial Option Consideration or other items above is not duly executed (as applicable) and delivered so as to be effective on or before 5:00 p.m. on the Option Payment Date, then this Agreement shall terminate, Buyer shall be in default under the Existing Lease for failure to pay rent and any other sums due thereunder for October, 2002, the Option shall be null and void, and neither party shall have any further rights, obligations or liabilities hereunder, except pursuant to this Section 2.2 and any other provisions of this Agreement which expressly survive such termination, and except that such termination shall in no event affect any of Seller’s rights or remedies under the Guaranty, the Existing Lease, the Lease Termination Agreement and the Existing Guaranty, as reaffirmed by the Reaffirmation of Guaranty, which Seller, Buyer and Guarantor acknowledge and agree shall survive any termination of this Agreement. The provisions of this Section 2.2 shall survive any termination of this Agreement.

          2.2.2 Recordation of Memorandum and Quitclaim Deed.

               (a) Upon making the Initial Option Consideration, Buyer shall be entitled to require Seller and Escrow Holder to record a memorandum of the Option against the Property, in the form attached hereto as Exhibit M (the “Memorandum”). Following Buyer’s delivery of the Initial Transaction Consideration pursuant to Section 2.1.1, Seller shall duly execute and acknowledge the Memorandum and deliver the Memorandum in recordable form to Escrow Holder. Escrow Holder shall record the Memorandum in the Official Records following Seller’s written confirmation to Escrow Holder that Seller has received the Initial Option Consideration. Notwithstanding anything to the contrary set forth herein, Seller shall have no obligation to deliver the Memorandum to Escrow Holder unless and until Buyer delivers the Quitclaim Deed to Seller pursuant to subsection (b) below.

               (b) Upon expiration of the Option or upon earlier termination of the Option for any reason pursuant to the terms of this Agreement, Seller shall and is hereby instructed to record a quitclaim deed with respect to the Option in the Official Records relinquishing all of Buyer’s right, title and interest against the Property in the form attached hereto as Exhibit N (the “Quitclaim Deed”) without any notice to or any action on the part of Buyer. At the time of Buyer’s delivery of the Initial Transaction Consideration pursuant to Section 2.1.1, Buyer shall duly execute and acknowledge the Quitclaim Deed and deliver the Quitclaim Deed in recordable form to Seller. The Quitclaim Deed shall not be held in Escrow. If the Quitclaim Deed is received by Escrow Holder, Escrow Holder shall promptly deliver the same to Seller. Buyer shall promptly upon request execute, acknowledge and deliver any documents reasonably requested by Seller, including without limitation, a new quitclaim deed if required, to evidence termination of the Option and this Agreement and permit recordation of the Quitclaim Deed when required hereunder, as a condition to any termination of this Agreement by Buyer as provided herein. The foregoing obligation shall survive any termination of this Agreement.

          2.2.3 Additional Option Consideration. Commencing as of the Option Payment Date and continuing on the first day of each calendar month thereafter during the Option Period, Buyer shall pay to Seller, as a portion of the Option Consideration, the sum of Ninety-Five Thousand Dollars ($95,000) per month (collectively, the “Additional Option Consideration”). Notwithstanding anything to the contrary set forth herein, in the event that Buyer fails to pay Seller any installment of the Additional Option Consideration within five (5) days after written notice from Seller that the same is overdue, the Option and the Option Agreement shall be deemed terminated pursuant to Section 2.4 and Seller shall have the rights set forth in Section 2.4 as a result of such termination.

     2.3 Exercise of the Option. On or before 5:00 PM on April 30, 2003, Buyer may exercise the Option only by:

          2.3.1 notifying Seller in writing that it has exercised the Option and that each of Buyer’s representations and warranties set forth in Section 4.2 are true and correct in all material respects as of the date of such notice;

          2.3.2 delivering to Escrow Holder the balance of the Purchase Price in accordance with Section 2.5; and

          2.3.3 immediately proceeding with the Closing in accordance with this Agreement.

The exercise of the Option shall require all of the foregoing and by exercising the Option, Buyer shall be conclusively deemed to have approved the Property and the title thereto and condition thereof and to have waived the contingencies set forth in Sections 3.2 and 3.3 hereof.

     2.4 Failure to Exercise the Option. Should Buyer, upon written notice to Seller, terminate the Option at any time during the Option Period, or should Buyer fail to exercise the Option (and immediately proceed with the Closing of the Escrow) in accordance with the requirements of this Agreement (including, without limitation, payment and performance of all obligations under this Agreement required for a valid exercise of the Option) prior to the expiration of the Option Period, or fail to pay any installment of the Additional Option Consideration when and as required pursuant to Section 2.2.3, then in any such event (a) the outstanding principal balance and any other amounts accrued under the Buyer’s Option Note shall be immediately due and payable pursuant to the terms set forth therein and together with all other Option Consideration (including, without limitation, the Warrant) shall be deemed earned and may be retained by Seller, (b) Seller is hereby instructed to record the Quitclaim Deed in the Official Records without any notice to or action on the part of the Buyer, (c) if requested by Seller pursuant to Section 3.3.3, Buyer shall deliver to Seller any Due Diligence Materials specifically requested by Seller prior to such termination, and (d) this Agreement shall terminate, the Option shall be null and void, and neither party shall have any further rights, obligations or liabilities hereunder, except pursuant to this Section 2.4 and any other provisions of this Agreement which expressly survive such termination, and except that such termination shall in no event affect any of Seller’s rights or remedies under the Lease Termination Agreement, the Buyer’s Option Note or the Guaranty which Seller, Buyer and Guarantor acknowledge and agree shall survive any termination of this Agreement. Buyer and Guarantor hereby acknowledge and agree that in the event of any termination of the Option or this Agreement pursuant to this Section 2.4, or pursuant to Article 3, Article 5 or Article 7, or the avoidance, for any reason, by Buyer, Buyer’s successors or Buyer’s creditors of all or any part of Buyer’s payment or performance obligations under this Agreement and/or any other agreement executed by the parties in connection herewith, neither Buyer nor Guarantor shall have any right to a refund by Seller of any portion of the Option Consideration paid by Guarantor or Buyer to Seller, of any portion of the Additional Option Consideration paid to Seller pursuant to Section 2.2.3, of any portion of the Termination Fee (as defined in the Termination Agreement) paid to Seller, or of any amounts payable under the Buyer’s Option Note or the Guaranty, which amounts shall be deemed fully earned when paid to Seller (except to the extent specifically provided in Section 5.3). The provisions of this Section 2.4 shall survive any termination of this Agreement.

     2.5 Payment of Purchase Price. The Purchase Price (with full credit as provided hereinbelow for the Option Consideration then paid by Buyer to Seller) shall be paid by Buyer to Seller through Escrow as follows:

          2.5.1 immediately available funds in an amount equal to ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($1,900,000) against which payment obligation shall be credited (a) the full amount of the cash portion of the Option Consideration then paid by Buyer to Seller pursuant to Section 2.2.1(a) and (b) the amount of the $200,000 value of the Warrant;

          2.5.2 the delivery of the original Buyer’s Purchase Note, duly executed by Buyer in favor of Seller, and the conversion by its terms of the Buyer’s Option Note previously executed and delivered by Buyer from partial payment of the Option Consideration to partial payment of the Purchase Price; and

          2.5.3 the delivery of the original Letter of Credit.

     2.6 Closing Costs and Prorations.

          2.6.1 Closing Costs.

               (a) Seller will pay: (i) one-half of all escrow fees and costs; (ii) all documentary transfer taxes; and (iii) Seller’s share of prorations.

               (b) Buyer will pay: (i) all premiums for the Buyer’s Title Policy and the Seller’s Title Policy, including the cost of any endorsements thereto, (ii) all document recording charges; (iii) one-half of all escrow fees and costs; (iv) the cost of any survey; and (v) Buyer’s share of prorations.

               (c) Each party shall pay its own legal and professional fees and fees of other consultants incurred by such party in connection with this Agreement and the transactions contemplated hereby, except to the extent provided in Paragraph 7 of the Lease Termination Agreement. All other normal costs and expenses will be allocated between Buyer and Seller in accordance with the customary practice in the county in which the Property is located.

          2.6.2 Prorations. The following prorations shall be done and adjustments shall be made as follows:

               (a) Real and personal property taxes and assessments on the Property shall be prorated on the basis that Seller is responsible for (i) all such taxes for the fiscal year of the applicable taxing authorities occurring prior to the Current Tax Period (as hereinafter defined) and (ii) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Closing Date, inclusive, whether or not the same shall be payable prior to the Closing Date. The phrase “Current Tax Period” refers to the fiscal year of the applicable taxing authority in which the Closing Date occurs. In the event that as of the Closing Date the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be reprorated between the parties to reflect the actual amount of such taxes and assessments.

               (b) Rentals and other payments (including, without limitation, common area maintenance charges and payments for real property taxes and insurance premiums) shall be prorated as of the Closing Date.

               (c) Gas, water, electricity, heat, fuel, sewer and other utilities and the operating expenses relating to the Real Property shall be prorated as of the Closing Date. If the parties are unable to obtain final meter readings as of the Closing Date, such expenses shall be estimated as of the Closing Date on the basis of the prior operating history of the Property.

               (d) Seller shall be credited in Escrow with any refundable deposits held by any utility, governmental agency or service contractor, to the extent such deposits are assigned to Buyer on the Closing Date.

               (e) Buyer shall be charged for those prepaid expenses paid by Seller directly or indirectly allocable to any period from and after the Closing Date, including, without limitation, annual permit and confirmation fees, fees for licenses and all security or other deposits paid by Seller to third parties which Buyer elects to assume and to which Buyer then shall be entitled to the benefits and refund following the Closing Date.

               (f) At least one (1) Business Day prior to the Closing Date, the parties shall agree upon an estimate of all of the prorations to be made and submit a statement to the Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under this Section 2.6.2 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 2.6.2 shall survive the Closing and the recordation of the Grant Deed.

               (g) The amount of any security deposits held by Seller under any Lease shall be credited against the Purchase Price.

          2.6.3 Form of Payments. Any payment of money which this Agreement obligates a party to make on or prior to the Closing Date shall be made in the form of cash, federal wire transfer, a cashier’s check issued by any state or national bank doing business in the State of California, or other form of immediately available funds.

ARTICLE 3: CLOSING CONDITIONS

     3.1 Prior to Closing. The obligations of the parties under the provisions of this Section 3.1 are for the time period between the Option Payment Date and the Closing Date.

          3.1.1 Operation of the Property. Seller, at Seller’s expense, shall have the right to continue to operate the Property and enter into Contracts in the ordinary course of Seller’s business, provided that during the Option Period, Seller shall not enter into any new Lease, any encumbrance (other than an Approved Condition of Title) which would materially and adversely affect the condition of title to the Property, or any new Contract that is not terminable (i) upon Closing or (ii) with 30 days’ prior written notice, without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall have the right to extend the Closing Date for up to 30 days (or such longer period of time as is reasonably required) in order to terminate or eliminate any such Lease, encumbrance or Contract not so approved by Buyer.

          3.1.2 Inspection. Buyer shall have the right to inspect the Property pursuant to the provisions of Section 3.3.

     3.2 Title.

          3.2.1 Review. Buyer has heretofore approved the legal description of the Real Property and any matters of title as disclosed by the following documents (collectively with any Survey (defined below), the “Title Documents”) prepared at Buyer’s sole cost and expense and delivered by the Title Company to Buyer: (a) the Report; and (b) legible copies of all documents, whether recorded or unrecorded, referred to in the Report, as and if obtainable by the Title Company. Buyer shall have approved during the Option Period any amendments or supplements to the Report and to any other Title Documents. Buyer acknowledges that Seller has heretofore delivered to Buyer a copy of the existing survey of the Real Property in Seller’s possession. At Buyer’s sole cost and expense, Buyer may, during the Option Period, have an ALTA as-built survey of the Real Property prepared by a licensed engineer or surveyor and contracted and paid for by Buyer (the “Survey”).

          3.2.2 Buyer’s Approval of Supplemental Title Matters. Provided that Buyer has exercised the Option pursuant to Section 2.3, Buyer may disapprove any exceptions to title which are first disclosed to Buyer after the expiration of the Option Period and prior to the Closing (collectively, the “Supplemental Exceptions”) within two (2) Business Days after the date on which a Supplemental Exception is first disclosed to Buyer. If Buyer disapproves of a Supplemental Exception, then Buyer may either (i) terminate this Agreement, in which event the provisions of Section 2.4 shall apply, or (ii) waive its disapproval and take title to the Property subject to such Supplemental Exception. If Buyer does not provide notice of its disapproval or waiver within such two-Business Day period, Buyer shall be deemed to have approved such Supplemental Exception and to have elected to proceed with the purchase of the Property. Notwithstanding anything to the contrary contained herein, (a) in no event shall Buyer’s disapproval of any Supplemental Exception entitle Buyer to any refund of the Option Consideration should Buyer fail to exercise the Option pursuant to Section 2.3, and (b) Buyer’s purchase of the Property shall constitute a conclusive expression of Buyer’s satisfaction with respect to any Supplemental Exception.

          3.2.3 Condition of Title. It shall be a condition to the Closing for Buyer’s benefit that title to the Real Property be conveyed to Buyer by Seller by the Grant Deed, subject only to the following approved conditions of title (collectively, “Approved Conditions of Title”):

               (a) a lien to secure payment of real estate taxes, not delinquent;

               (b) the lien of the Deed of Trust and of the Junior Deed of Trust;

               (c) the lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

               (d) the rights of any tenant in possession under a Lease;

               (e) matters affecting the Property created by or with the written consent of Buyer;

               (f) any Supplemental Exceptions which Buyer fails to disapprove pursuant to Section 3.2.2 and any Exception Matters pursuant to Section 3.3.4; and

               (g) exceptions which are disclosed in the Report, or which may be disclosed by a search of the public records or by a physical inspection or a survey of the Property.

     3.3 Inspection of Property.

          3.3.1 License. Subject to Section 3.3.2 Seller hereby grants Buyer a license to enter the Property during reasonable hours and in such manner as is reasonably necessary or appropriate to inspect the Property. Before entering the Property, Buyer shall provide Seller with evidence of liability insurance with coverage of not less than One Million Dollars ($1,000,000) with Seller, and its partners, officers, agents and employees being named as additional insureds. Buyer shall keep the Property free and clear of any and all mechanic’s liens, materialmen liens and liens of any other kind (collectively, “Liens”) arising out of any work performed, materials furnished or obligations incurred by the Buyer.

          3.3.2 Buyer’s Due Diligence and Seller’s Disclosure.

               (a) Subject to the provisions of subsection (b) below, during the Option Period, Buyer shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, any land use entitlements, applications and approvals, proposals or agreements, current files and records maintained by Seller or its agents relating to the Property, boundary and other survey-related issues relating to the Property, soil condition, archaeological matters, geological and seismic condition,

PCB, hazardous waste, toxic substance or other environmental matters, compliance with health, safety, land use and zoning laws, regulations and orders, and all other information pertaining to the Property. Buyer acknowledges that Buyer has received from Seller a “Phase 1 Environmental Site Assessment” with respect to the Property prepared by URS Corporation and September 24, 2002 (the “Phase 1 Environmental Report”) which Buyer has approved. In connection with such review, Buyer shall be entitled to review any Leases and any insurance policies, maintenance contracts, service contracts, reciprocal easement agreements, utility will-serve letters and any other contracts or agreements affecting or relating to the leasing, ownership, operation, maintenance, construction or development of the Property which will remain in effect following the Closing Date, including, without limitation, copies of any guaranties and warranties with respect thereto (collectively, the “Contracts”). Notwithstanding the foregoing, Buyer’s review hereunder shall not include a review of Seller’s internal economic memoranda or reports, attorney-client privileged materials or Seller’s appraisals of the Property, if any, or any broker listing agreements or management agreements which listing agreements and management agreements shall be terminated by Seller as of the Closing. The materials previously delivered or hereafter delivered to, or otherwise made available for review by, Buyer pursuant to the preceding sentences or otherwise are referred to collectively in this Agreement as the “Due Diligence Materials”. Buyer’s exercise of the Option shall represent a decision and undertaking by Buyer to assume fully the risk that Buyer has failed completely and adequately to review and consider any or all of such matters. But for Buyer’s satisfaction, Buyer would not exercise the Option; but for Buyer’s willingness by exercise of the Option to express such satisfaction and assume any risk as to the character of its review and consideration of such matters, Seller would not have entered into this Agreement. Buyer shall have a continuing right of inspection and review of the Property during the Option Period, subject to subsection (b) below. Notwithstanding anything to the contrary contained herein, (i) in no event shall Buyer’s inspection and review of any Due Diligence Materials during the Option Period entitle Buyer to any refund of the Option Consideration should Buyer fail to exercise the Option pursuant to Section 2.3, and (ii) Buyer’s exercise of the Option pursuant to Section 2.3 shall constitute a conclusive expression of Buyer’s satisfaction with respect to the Due Diligence Materials.

               (b) Buyer’s exercise of the right of inspection and review set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto the Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Seller and, at Seller’s discretion, accompanied by a representative of Seller; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of the Property for review of soils, compaction, environmental, structural or other conditions without Seller’s prior written consent, which consent may be withheld or conditioned by Seller in its sole discretion; (iii) Buyer shall exercise reasonable diligence not to disturb the use or occupancy or the conduct of business at the Property; and (iv) Buyer shall indemnify, defend and hold Seller, its partners, including, without limitation, AMB Property Capital Partners, AMB Property Corporation and their respective shareholders, beneficial owners, agents, representatives, employees, managers, affiliates, directors and officers and each of them, and their respective successors and assigns (collectively “Seller Parties”), free and harmless from and against any and all suits, causes of action, legal or administrative proceedings, claims, demands, actual, consequential and punitive damages, losses, costs, liabilities, penalties, interest, expenses, Liens, and reasonable attorneys’ fees and costs incurred in enforcing this indemnity (collectively, “Claims”) to the extent caused by any entry upon, inspection or testing of the Property pursuant to this Agreement or by any acts or omissions of Buyer, its employees, agents and independent contractors.

               (c) Buyer and Guarantor acknowledge that (i) Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, (ii) except as expressly set forth in this Agreement, Seller is not making and has not at any time made any warranty or representation of any kind, expressed or implied, with respect to the Property, including, without limitation, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, compliance with law or the accuracy or completeness of any Due Diligence Materials, (iii) neither Buyer nor Guarantor is relying upon or is entitled to rely upon any representations and warranties made by Seller or anyone acting or claiming to act on Seller’s behalf, which are not expressly set forth in this Agreement, and (iv) the Due Diligence Materials may include reports prepared for Seller by third parties (including, without limitation, the Phase 1 Environmental Report) as to which neither Buyer nor Guarantor has any right of reliance as against Seller or any Seller Parties, and that Buyer and Guarantor have or shall conduct an independent evaluation of such reports and conditions and that Seller has made no representation whatsoever as to accuracy, completeness or adequacy of any such reports. Buyer and Guarantor further acknowledge that they have not received from Seller any accounting, tax, legal, architectural, engineering, property development or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property development and other advisors. Based upon the order of Buyer’s familiarity with and due diligence relating to the Property and pertinent knowledge as to the market in which the Property is situated and in direct consideration of Seller’s decision to sell the Property to Buyer for the Purchase Price and not to pursue available disposition alternatives, Buyer shall purchase the Property in an “as is, where is and with all faults” condition on the Closing Date and assumes fully the risk that adverse latent or patent physical, environmental, economic or legal conditions may not have been revealed by its investigations. Buyer specifically undertakes and assumes all risks associated with the matters disclosed by Seller on the disclosure statement attached hereto as Schedule 1 (the “Disclosure Statement”). Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property has taken into account that the Property is being sold subject to the provisions of this Section 3.3.2.

               (d) Consistent with the foregoing, effective as of the Closing Date, Buyer and Guarantor, for themselves and their respective officers, directors, shareholders, beneficial owners, agents, affiliates, successors and assigns, hereby releases and forever discharges Seller and each other Seller Party from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer or Guarantor has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. Buyer and Guarantor specifically waive any statutory or common law right they may have to receive disclosures from Seller or any other Seller Party, including, without limitation, any disclosures as to the Property’s location within any area designated as a special flood hazard area, dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency. Without limiting the foregoing, Buyer and Guarantor, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other Seller Parties from and against any and all matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters affecting the Property. For the foregoing purposes, Buyer and Guarantor each hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

     Buyer and Guarantor hereby specifically acknowledge that they have carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

Buyer’s Initials

Guarantor’s Initials

     Buyer shall indemnify, defend and hold Seller and each other Seller Party harmless from and against any and all Claims in connection with or relating directly or indirectly to the Property and arising out of or resulting from acts or omissions of Buyer, its agents, contractors, affiliates, employees, successors and assigns, occurring from and after the Closing Date. Notwithstanding anything to the contrary contained herein, the foregoing release shall not extend to any fraudulent act by Seller or any claim arising out of Seller’s breach of any covenant, representation or warranty set forth in this Agreement.

               (e) Seller and Buyer agree that the provisions of this Section 3.3.2 shall survive the Closing and any termination of this Agreement.

          3.3.3 Reports. If this Agreement is terminated for any reason prior to the Closing, Buyer shall deliver to Seller, without cost to Seller, a list of all surveys, plans, environmental studies, architectural and engineering plans, demographic studies, appraisals and non-financial other materials and reports developed by or on behalf of Buyer prior to the termination of this Agreement, and Buyer shall return to Seller any such items requested by Seller but only to the extent specifically requested by Seller in writing. The provisions of this Section 3.3.3 shall survive any termination of this Agreement.

          3.3.4 As used herein, the term “Exception Matter” shall refer to a matter disclosed to Buyer in writing or discovered by Buyer before the Closing including without limitation in any Due Diligence Materials, that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect, including, without limitation, matters disclosed in writing to Buyer by Seller or by any other person. If Buyer obtains actual knowledge of any Exception Matter after the date hereof, Buyer may terminate this Agreement upon written notice to Seller if Seller elects not to cure or remedy any such Exception Matter, provided that notwithstanding anything to the contrary contained herein, (a) Buyer may terminate this Agreement with respect to an Exception Matter of which it obtains actual knowledge prior to the end of the Option Period and, if Buyer elects to exercise the Option and to proceed with the purchase of the Property at the end of the Option Period, Buyer shall be deemed to have waived any objections to such Exception Matter, and (b) Buyer may terminate this Agreement after the Option Period because of an Exception Matter only if the facts making the representation and warranty untrue or incorrect, along with other Exception Matters, if any, which have made representations and warranties untrue or incorrect after the Contingency Period, have a material adverse impact on the value of the Property of five percent (5%) or more of the value thereof. If Buyer obtains actual knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Buyer shall consummate the acquisition of the Property subject to such Exception Matter and Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement. If Buyer elects to terminate this Agreement on the basis of any Exception Matter in accordance with this Section, Buyer shall so notify Seller in writing and the provisions of Section 2.4 shall apply. Upon any such termination of this Agreement, Buyer shall, if requested by Seller pursuant to Section 3.3.3, return to Seller any Due Diligence Materials specifically requested by Seller and neither party shall have any further rights or obligations hereunder, except for those provisions that expressly survive such termination. Notwithstanding anything to the contrary set forth herein, in no event shall Buyer’s disapproval of any Exception Matter or termination of this Agreement pursuant to this Section 3.3.4, entitle Buyer or Guarantor to a refund of any Option Consideration. Seller shall have no obligation to cure or remedy any Exception Matter, and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Seller and Buyer shall promptly inform each other in writing of any Exception Matter of which either party obtains actual knowledge.

ARTICLE 4: REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer that:

          4.1.1 Capacity of Seller. Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and is in good standing under the laws of the State of California. Seller has the power and authority to enter into this Agreement. Seller’s representatives are duly authorized to execute and deliver this Agreement on behalf of Seller, to execute and deliver the instruments specified herein, and generally to perform Seller’s obligations hereunder and thereunder. This Agreement and all documents executed by Seller which are to be delivered to Buyer under this Agreement do not and at the time of delivery will not violate any provision of any agreement, mortgage or deed of trust or judicial order to which Seller is a party or to which Seller is subject.

          4.1.2 Insolvency. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally. Seller is solvent and able to pay its debts and as they become due

          4.1.3 No Litigation. Except as has been heretofore disclosed by Seller to Buyer or as set forth in the Disclosure Statement or the Due Diligence Materials, to Seller’s Knowledge, Seller has received no written notice of any pending or threatened litigation, actions, suits or proceedings affecting all or any portion of the Property, including, without limitations any eminent domain proceedings.

          4.1.4 Compliance. Except as has been heretofore disclosed by Seller to Buyer or as set forth in the Disclosure Statement or the Due Diligence Materials, to Seller’s Knowledge, Seller has received no written notice from any governmental authority that the Property is presently in violation of any applicable laws, rules, regulations, codes or ordinances.

          4.1.5 Leases. Seller has not heretofore entered into any Lease other than the lease by and between Seller, as landlord, and Grinding and Dicing Service, Inc., as tenant, as amended, a copy of which has been provided to Buyer, and to Seller’s Knowledge, there exists no other Lease affecting the Property or any portion thereof (other than Leases entered into in accordance with Section 3.1.1). To Seller’s Knowledge, Seller is not in default under any such Lease.

          4.1.6 Environmental. To Seller’s Knowledge, Seller has received no written notice from any governmental authority that the Property is presently in violation of any applicable environmental law.

Each of the representations and warranties of Seller contained in this Section 4.1 shall be deemed remade by Seller as of the Closing. For purposes of this Section 4.1, the term “Seller’s Knowledge” shall mean the current, actual knowledge of John Rossi, Amy Pallas and John Baruh, without any duty of inquiry or constructive knowledge. None of the foregoing named individuals shall be personally liable for a breach of any representation or warranty set forth herein. The representations and warranties of Seller contained in Sections 4.1.3 through Section 4.1.6 shall survive for a period of six (6) months after the Closing Date (the “Survival Period”), and shall be subject to the provisions of Section 9.1 hereof. Any claim which Buyer may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not asserted by written notice to same prior to the expiration of the Survival Period, and as to which a legal action has not been filed within two (2) months following the Survival Period, shall be deemed waived, unless otherwise expressly agreed in writing by the parties.

     4.2 Buyer’s Representations, Warranties and Covenants. Buyer hereby represents, warrants and covenants to Seller that:

          4.2.1 Buyer has the power and authority to enter into this Agreement. Buyer’s representatives are duly authorized to execute and deliver this Agreement on behalf of Buyer, to execute and deliver the instruments specified herein, and generally to perform Buyer’s obligations hereunder and thereunder. This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

          4.2.2 Buyer has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally. Buyer is solvent and able to pay its debts and as they become due.

          4.2.3 Buyer is duly formed, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in and in good standing under the laws of the State of California.

          4.2.4 The financial statements or balance sheet of Guarantor delivered to Seller pursuant to Section 2.2.1(f) and the financial statements of Buyer delivered to Seller pursuant to Section 5.1.4 are each true and correct in all material respects and fairly present the financial condition of Guarantor and Buyer, respectively, as of the respective dates thereof, and no material adverse change has occurred in the financial condition or Guarantor or Buyer since the respective dates thereof.

     Each of the representations and warranties of Buyer contained in this Section 4.2 shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

     ARTICLE 5: CONDITIONS PRECEDENT TO CLOSING

     5.1 For Seller. Seller shall not be obligated to close the transaction contemplated herein unless, within the time specified (or, if no time is specified, then at or prior to the Closing Date), each of the following conditions shall have been waived by Seller or satisfied:

          5.1.1 Deliveries by Buyer: Buyer shall have deposited the following in Escrow:

               (a) the cash portion of the Purchase Price for the Property, each of the original Loan Documents (duly executed and acknowledged, as applicable) (except the Buyer’s Option Note previously delivered to Seller which shall be earned and retained by Seller notwithstanding any termination of this Agreement), the Letter of Credit in the manner prescribed by Section 2.5 and Buyer’s share of the closing costs and prorations in accordance with Section 2.6;

               (b) two (2) executed counterparts of the general assignment in the form attached hereto as Exhibit I (the “General Assignment”);

               (c) two (2) executed counterparts of the assignment of contracts and assumption agreement in the form attached hereto as Exhibit J (the “Assignment of Contracts”);

               (d) such other documents or instruments reasonably required by Seller or the Title Company to issue the Seller’s Title Policy or to consummate the transactions contemplated by this Agreement.

          5.1.2 Option Consideration. Buyer shall have timely paid to Seller all of the Option Consideration, including each installment of the Additional Option Consideration pursuant to Section 2.2.3.

          5.1.3 No Default. No material default on the part of Buyer shall exist under this Agreement, the Buyer’s Option Note or the Lease Termination Agreement, and each of the representations and warranties of Buyer set forth in Section 4.2 shall be true and correct as of the Closing Date.

          5.1.4 Financial Condition of Buyer. Buyer has provided to Seller (a) a copy of the audited financial statement of Buyer for the last fiscal year of Buyer (ending more than 90 days prior to the Closing Date) which is certified by the chief financial officer of Buyer to be a true and complete copy of the same and (b) the quarterly financial statement of Buyer for the most recently ended fiscal quarter as prepared by Buyer and certified by the chief financial officer of Buyer to be a true and complete copy of the same.

          5.1.5 Opinion of Buyer’s Counsel. Seller shall have received from a third party legal counsel for Buyer a duly executed original legal opinion dated as of the Closing Date, in form and substance acceptable to Seller, opining to Seller that: (a) upon due authorization, execution and recordation or filing as may be specified in the opinion, each of the Loan Documents to which Buyer is a party are and shall be legal, valid and binding instruments, enforceable against Buyer in accordance with their respective terms; (b) Buyer is duly formed, validly existing and in good standing in the state of its formation and is qualified to do business in and is good standing in the State of California, and has all requisite power and authority to enter into the Loan Document to which it is a party; (c) each of the Loan Documents to which Buyer is a party has been duly authorized, executed and delivered by Buyer; (d) the interest rate terms in the Loan Documents do not violate any applicable usury laws; and (e) such other matters, incident to the transactions contemplated hereby, as Seller may reasonably request.

          5.1.6 Opinion of Guarantor’s Counsel. Seller shall have received from legal counsel for Guarantor a duly executed original legal opinion dated as of the Closing Date, in form and substance acceptable to Seller, opining to Seller that: (a) upon due execution and recordation or filing as may be specified in the opinion, the Subordination Agreement is and shall be a legal, valid and binding instrument, enforceable against Guarantor in accordance with its terms; (b) the Subordination Agreement has been duly executed and delivered by Guarantor; and (c) such other matters, incident to the transactions contemplated hereby, as Seller may reasonably request.

          5.1.7 Title Insurance. The Title Company shall be prepared to issue to Seller an ALTA Lender’s Policy of Title Insurance (1970 Form), in form and substance satisfactory to Seller, providing that the Deed of Trust is a valid lien upon the Property for the full principal amount secured thereby and is prior and superior to all other liens and encumbrances thereon, including the Junior Deed of Trust, except those approved by Seller in writing prior to the Closing Date, with such endorsements as Seller may require (“Seller’s Title Policy”).

          5.1.8 Junior Deed of Trust. The Junior Deed of Trust shall be in the form of Exhibit P attached hereto with no material changes thereto or, if none is so attached, as otherwise approved by Seller in writing.

     5.2 For Buyer. Buyer shall not be obligated to close the transaction contemplated herein unless within the time specified (or, if no time is specified, then at or prior to the Closing Date), each of the following conditions shall have been waived by Buyer or satisfied:

          5.2.1 Deliveries by Seller. Seller shall have deposited the following in Escrow:

               (a) the Grant Deed, executed in recordable form by Seller sufficient to convey fee simple title to the Property to Buyer;

               (b) an executed bill of sale (“Bill of Sale”) in the form attached hereto as Exhibit B;

               (c) a Transferor’s Certificate of Non Foreign Status (“FIRPTA Certificate”) properly executed by Seller;

               (d) two (2) executed counterparts of the General Assignment;

               (e) two (2) executed counterpart of the Assignment of Contracts;

               (f) Seller’s share of the closing costs and prorations in accordance with Section 2.6; and

               (g) such other documents or instruments reasonably required by the Title Company to consummate the transactions contemplated by this Agreement.

          5.2.2 No Default. No material default on the part of Seller shall exist under this Agreement.

          5.2.3 Tenant Estoppel. Buyer shall have received a tenant estoppel certificate, in form and substance reasonably satisfactory to Buyer, from every tenant under any Lease which is not contemplated to be terminated at Closing; provided that Buyer shall have requested that such tenant execute the estoppel certificate during the Option Period. Seller shall reasonably cooperate with Buyer’s efforts to obtain any such estoppel certificate.

          5.2.4 Title Insurance. The Title Company shall be prepared to issue to Buyer the Buyer’s Title Policy.

     5.3 Effect of Failure of Conditions. If any condition precedent specified in Sections 5.1 and 5.2 is not, on or before 1:00 PM (Pacific Standard Time) on the Closing Date, either waived in writing (by Seller as to Section 5.1 and by Buyer as to Section 5.2) or satisfied, then, at the election of the party whom the failed condition was to benefit, which election shall be delivered in writing to the Title Company and the other party, (a) the Escrow shall terminate, (b) Seller shall and is hereby instructed to record the Quitclaim Deed in the Official Records without any notice to or action on the part of Buyer, (c) the outstanding principal balance and any other amounts accrued under the Buyer’s Option Note shall be immediately due and payable pursuant to the terms set forth therein and together with all other Option Consideration (including, without limitation, the Warrant and the Guaranty) shall be deemed earned and may be retained by Seller, (d) this Agreement shall terminate and neither party shall have any further rights, obligations or liabilities hereunder except pursuant to those provisions with expressly survive such termination, except that such termination shall in no event affect any of Seller’s rights or remedies under the Buyer’s Option Note or the Guaranty which Seller, Buyer and Guarantor acknowledge and agree shall survive any termination of this Agreement, except to the extent specifically provided below, (e) if requested by Seller pursuant to Section 3.3.3, Buyer shall deliver to Seller any Due Diligence Materials specifically requested by Seller prior to such termination, and (f) the Title Company shall return all of the documents and instruments held in Escrow to the party depositing the same and for whose benefit the failed condition exists (except the Option Consideration, the Buyer’s Option Note and the Guaranty previously delivered to Seller which shall be earned and retained by Seller notwithstanding any termination of this Agreement except to the extent specifically provided below). No failure of any condition precedent shall affect the right of Seller to retain any portion of the Termination Fee pursuant to the Lease Termination Agreement or any Option Consideration paid to it prior to the termination of the Option and to declare all sums due and payable under the Buyer’s Option Note pursuant to the terms thereof; provided that if (i) Seller fails to convey the Property to Buyer pursuant to the Grant Deed solely as a result of an intentional material default by Seller in its obligations to convey the Property hereunder which default is not cured within 30 days after written notice thereof from Buyer to Seller or such longer period of time as may be necessary to cure such default (but not as a result of a failure of a condition or an occurrence described in Article 7) and (ii) as a direct result of such default by Seller, Buyer is unable to seek and obtain the remedy of specific performance pursuant to Section 9.1, Seller shall refund to Buyer the Option Consideration but not any portion of the Termination Fee, and except that the Guaranty shall only terminate as to the obligations described in Section 1.1 thereof. The provisions of this Section 5.3 shall survive any termination of this Agreement.

ARTICLE 6: CLOSING PROCEDURES

     6.1 Closing Date. Closing shall be scheduled to occur on the Closing Date which shall be the earlier of (a) ten (10) Business Days after the date Buyer exercises the Option pursuant to Section 2.3 (subject to Buyer’s right to extent the Closing as provided herein), (b) May 10, 2003, or (c) such other date as Buyer and Seller may agree to in writing.

     6.2 Supplemental Escrow Instructions. Each party shall submit its own separate written instructions which shall, however, implement and be consistent with and shall not contradict the provisions of this Agreement.

     6.3 Disbursements and Other Actions by Escrow Holder. Upon the Closing of Escrow, Escrow Holder shall promptly undertake all of the following in the following manner:

          6.3.1 prorate all matters referenced in Section 2.6.2 based upon the statement delivered into Escrow signed by the parties;

          6.3.2 cause the following documents to be recorded in the Official Records in the following order: (a) the Grant Deed, (b) the Deed of Trust, (c) the Subordination Agreement and (d) the Junior Deed of Trust;

          6.3.3 concurrent with the recording of the instruments described in subparagraph (b) above, disburse from funds deposited by Buyer with Escrow Holder towards payment of all items (including, without limitation, the cash portion of the Purchase Price) chargeable to the account of Buyer pursuant hereto in payment of such costs, and disburse the balance of such funds, if any, to Buyer;

          6.3.4 deliver to Seller (i) fully executed originals the Buyer’s Purchase Note, the General Assignment, the Assignment of Contracts, and any other document which is to be delivered to Seller hereunder or deposited into the Escrow for the benefit of Seller, and (ii) upon recordation in the Official Records, conformed and recorded copies of each of the Deed of Trust, the Subordination Agreement and the Junior Deed of Trust;

          6.3.5 deliver to Buyer (i) fully executed originals of the Bill of Sale, the FIRPTA Certificate, the General Assignment, the Assignment of Contracts and any other documents which are to be delivered to Buyer hereunder, and (ii) conformed and recorded copies of each of the Subordination Agreement, the Deed of Trust and the Junior Deed of Trust; and

          6.3.6 direct the Title Company to issue the Buyer’s Title Policy to Buyer and the Seller’s Title Policy to Seller.

     6.4 Other Seller Deliveries. Within five (5) business days after the Closing Date, Seller shall deliver to Buyer copies (or originals, if available) of all Contracts and other Due Diligence Materials, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver to Buyer all keys to the Property in Seller’s possession on the Closing Date and all other security devices and passcodes.

     ARTICLE 7: POSSESSION; RISK OF LOSS; AND INDEMNIFICATION

     7.1 Possession and Risk of Loss. Seller shall deliver possession of the Property to Buyer on the Closing Date. Subject to the terms of this Article 7, all risk of material or immaterial loss and damage (including condemnation of the Property) by casualty or any other cause shall be and remain with Seller until the Closing Date. On or after the Closing Date, all risk of material or immaterial loss and damage to the entirety of the Property shall pass to Buyer.

          7.1.1 In the event that prior to the Closing Date, the Property, or any portion thereof, is materially destroyed or materially damaged or any material portion of the Property is condemned by right of eminent domain, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receipt of written notice of such damage, destruction, or eminent domain either (a) to terminate this Agreement, in which event any documents in Escrow shall be returned to the party depositing the same (except the Buyer’s Option Note and Guaranty previously delivered to Seller and the other Option Consideration and the Termination Fee which shall be earned and retained by Seller notwithstanding any such termination of this Agreement), and neither party hereto shall have any further rights or obligations hereunder (except that such termination shall in no event affect any of Seller’s rights or remedies under the

Buyer’s Option Note or the Guaranty or the Lease Termination Agreement which Seller, Buyer and Guarantor acknowledge and agree shall survive any termination of this Agreement), or (b) to accept the Property in its then-current condition and to proceed with the consummation of the transaction contemplated by this Agreement, without any reduction in the Purchase Price, and to receive an assignment and assumption of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction, net of collection costs and costs of repair reasonably incurred by Seller and not reimbursed and a credit at Closing against the Purchase Price in the amount of the deductible portion of Seller’s insurance for such damage or destruction. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable discretion.

          7.1.2 In the event that, prior to the Closing Date, there is any non-material damage or destruction to the Property, or any part thereof, or any non-material portion of the Property is subject to a taking by right of eminent domain, Buyer shall be bound to purchase the Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of the Property by right of eminent domain, provided that the occurrence of any damage or destruction is covered by Seller’s insurance for the Property and involves repair costs of less than Three Million Dollars ($3,000,000), and any condemnation does not affect the use and value of the Property in other than a minor or immaterial manner. If Buyer is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing: Buyer shall receive a credit against the Purchase Price for the Property in the amount (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Seller as a result of any such damage or destruction or condemnation plus (in the case of damage) the amount of the deductible portion of Seller’s insurance policy, and Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the close of escrow (and the Buyer’s Purchase Note shall be reduced by a corresponding amount). Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable discretion.

          7.1.3 For purposes of this Article 7 only, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (a) the estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect to such taking shall exceed Three Million Dollars ($3,000,000) or (b) the damage to the Property is not covered by Seller’s insurance for the Property.

     ARTICLE 8: COMMISSIONS

     8.1 Commissions. Each party hereby represents and warrants to the other that it has no agreement or contact with any broker or finder in connection with the transaction contemplated herein. Each party hereby agrees to indemnify and defend the other against and hold the other harmless from any and all Claims resulting from any claim for a finder’s fee, broker’s commission or other brokerage-type compensation arising out of or resulting from a breach of such party’s representation and warranty set forth in this Section 8.1. The provisions of this Section 8.1 shall survive the Closing and any termination of this Agreement.

     ARTICLE 9 REMEDIES FOR BREACH

     9.1 Remedies. Upon any breach of or default under this Agreement or the Lease Termination Agreement by a party hereto, the other party may exercise separately or in combination, serially or cumulatively, all the remedies available at law or in equity with respect to such breach or default, including the remedy of specific performance. Notwithstanding anything to the contrary set forth in this Section 9.1 or elsewhere in this Agreement, Buyer hereby agrees that any recovery against Seller hereunder or under the Lease Termination Agreement or any documents entered into in connection herewith or therewith shall be limited to Seller’s interest in the Property. Any recovery by Buyer under this Agreement in lieu of specific performance shall further be limited to Buyer’s actual out-of-pocket third party costs and expenses only up to an aggregate maximum of One Hundred Fifty Thousand Dollars ($150,000), without any right to damages, including, without limitation any punitive and/or consequential damages; provided that Buyer’s recovery of any out-of-pocket expenses hereunder shall be net of any out-of-pocket costs and expenses incurred by Seller as a result of any breach or default by Buyer hereunder and any default in payment of any sums by Buyer under the Buyer’s Option Note or any Loan Documents; and provided further, that Buyer shall not be entitled to any recovery from Seller hereunder for any individual claim under Ten Thousand Dollars ($10,000) except to the extent such claims exceed Thirty Thousand Dollars ($30,000) in the aggregate. The provisions of this Section 9.1 shall survive the Closing and any termination of this Agreement.

     ARTICLE 10: MISCELLANEOUS

     10.1 Entire Agreement. This Agreement and the Lease Termination Agreement, together with all exhibits hereto, constitutes the sole agreement between Buyer and Seller concerning the purchase and sale transaction contemplated herein and supersedes any and all oral or written understandings between them pertaining to the transactions contemplated herein. No representations, warranties or inducements, express or implied, have been made by either party to the other, except as set forth herein.

     10.2 Attorneys’ Fees. Each party shall be responsible for its own attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement and other instruments or documents mentioned herein; provided that in the event Buyer does not pay or cause to be paid the Initial Option Consideration on or before the Option Payment Date, Buyer shall pay Seller’s attorneys’ fees and costs incurred in connection with the negotiation and preparation of this Agreement and any documents mentioned herein. If there is any legal action or proceeding between Seller and Buyer to enforce any provision of this Agreement or to protect or establish any right or remedy of either party hereunder, the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys’ fees and expert witness fees, incurred in connection with such action and in any appeal in connection therewith.

     10.3 Captions. The captions and headings in this Agreement are for convenience only, and are not a part of this Agreement, and do not in any way limit or amplify the provisions hereof.

     10.4 Modifications. All modifications to this Agreement must be in writing and signed by Buyer and Seller.

     10.5 Further Documents. From time to time prior to and after the Closing, each party, at the expense of the requesting party, shall execute and deliver such instruments of transfer and other documents as may be reasonably requested by the other party or necessary to carry out the purposes and intent of this Agreement.

     10.6 Notices. All notices or other communications which this Agreement contemplates, or requires or permits either party to give to the other, shall be in writing and shall be personally delivered, transmitted by facsimile, regular overnight delivery service, or sent by registered or certified mail, return receipt requested, addressed to the respective parties as follows:

SELLER:	AMB Property, L.P. Pier 1, Bay 1 San Francisco, California 94111 Attn.: John Rossi Tel: (415) 394-9000 Fax: (415) 394-9001 with a copy to:
Steppe Stone & Lakey LLP 999 Baker Way, Suite 420 San Mateo, California 94404 Attn: Sara Steppe, Esq. Tel: (650) 578-8600 Fax: (650) 578-8688

BUYER:	Hyseq, Inc. 670 Almanor Avenue Sunnyvale, California 94086 Attn.: Lily Rin-Laures, M.D. General Counsel Tel: (408) 524-8100 Fax: (408) 524-8145 with a copy to:
Dewey Ballantine LLP 333 S. Grand Avenue, 26th Floor Los Angeles, California 90071 Attn: Bruce W. Fraser, Esq. Tel: (213) 621-6212 Fax: (213) 621-6100

TITLE COMPANY:	First American Title Company 1737 North First Street, Suite 100 San Jose, California 95112 Tel: (408) 451-7800 Attn: Dian Blair, Escrow Officer

The date of any notice or communication shall be deemed to be the date of receipt if delivered personally or by overnight delivery service, the date of receipt with confirmed answer back if transmitted by telecopy or the date seventy-two (72) hours after posting if transmitted by mail. Any party may change the address for notices by giving notice to the other party in accordance with this Section 10.6.

     10.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California. Buyer, Guarantor and Seller each consent to the jurisdiction of any federal or state court within the State of California having venue in San Francisco, California, and also consent to service of process by any means authorized by California or federal law.

     10.8 Successors and Assigns. Subject to the limitations set forth herein, the provisions of this Agreement shall survive recordation of the Grant Deed and the Closing Date and shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and assigns. Seller shall not have the right to assign this Agreement to any person or entity, other than an affiliate or subsidiary of Seller, except (a) in conjunction with a sale of the Property and assignment of this Agreement and the Lease Termination Agreement and provided that any such assignee assumes Sellers’ obligations under such agreements or (b) in connection with an exchange pursuant to Section 10.9, or (c) in connection with a financing of the Property. Buyer shall not have any right prior to Closing to assign any of its rights or obligations under this Agreement without the consent of Seller, which consent may be withheld in Seller’s sole discretion. Without limiting the forgoing, no assignment shall relieve Buyer of its obligations hereunder.

     10.9 Exchange. The parties to this Agreement acknowledge that Seller may desire to structure the sale of the Property as an exchange for like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, in order to defer recognition of income from the disposition of the Property and other properties. Buyer agrees to reasonably cooperate with Seller to accomplish such exchange and Seller hereby agrees that any and all costs associated with said exchange shall be borne solely by Seller and shall in no way be attributable to Buyer. In no event shall (a) such cooperation entail any additional expense or cause any liability whatsoever to the non-exchanging party and (b) Buyer be required to take title to the exchanged property(ies) to effectuate the tax deferred exchange contemplated by this Section 10.9. An assignment to an exchange facilitator pursuant to this Section shall not relieve either party from any of its obligations hereunder nor shall the ability to consummate a 1031 exchange be a condition to the Closing. Seller shall have the right to extend the Closing upon written notice to Buyer, delivered by Seller to Buyer not later than five (5) Business Days prior to the anticipated Closing Date, for a period of up to thirty (30) days in order to effectuate an exchange. The performance by the parties of their obligations under this Agreement shall not be contingent upon Seller’s ability to effectuate an exchange, provided Buyer does not take any acts or fail to take any acts which materially and adversely affect Seller’s ability to effectuate such an exchange. In the event any exchange contemplated by Seller shall fail to occur, for whatever reason (excluding the failure by either of the parties to perform any of its obligations in connection therewith), the purchase and sale of the Property contemplated herein shall nonetheless occur pursuant to the terms and provisions of this Agreement.

     10.10 Number and Gender. All personal pronouns used in this Agreement shall include the other genders. The singular shall include the plural, and plural the singular, whenever and as often as may be appropriate.

     10.11 No Third Party Beneficiaries. All of the understandings, covenants, and agreements contained herein are solely for the benefit of Buyer and Seller and, subject to the limitations set forth in Section 10.8, their respective successors and permitted assigns, and no other person or party (including Guarantor) is intended to be benefited, in any way, by this Agreement.

     10.12 Time. Time is of the essence of this Agreement and every provision hereof.

     10.13 Incorporation of Exhibits. All exhibits referenced in this Agreement shall be deemed incorporated here by reference as though fully set forth herein.

     10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be a fully binding and enforceable agreement against the party signing such counterpart, but all such counterparts shall together constitute but one agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

HYSEQ, INC., a Nevada corporation

By:

Name:

Title:

By:

Name:

Title:

SELLER:

AMB PROPERTY, L.P., a Delaware limited partnership

By:	AMB Property Corporation, a Maryland corporation, its general partner

By:

Name:

Title:

The undersigned Guarantor hereby executes this Agreement as of the date first written above solely with respect to the covenants, acknowledgments and waivers set forth in Article 2, Section 3.3, Section 5.3, and the provisions of Section 9.1 and Section 10.7 hereof.

The undersigned, the wife of George Rathmann, hereby consents to the foregoing covenants, acknowledgments, waivers and provisions of the Option Agreement and acknowledges that the same create binding obligations of George Rathmann and the undersigned and of their individual, joint and community assets.

SPOUSE OF GUARANTOR:	GUARANTOR:

Frances Joy Rathmann	George Rathmann

SSN #:	SSN #:

Acceptance by Title Company:

     The undersigned hereby acknowledges that it has received a fully executed original of the foregoing Real Property Option and Sale Agreement and Joint Escrow Instructions and agrees to act as escrow holder with respect to the Escrow thereunder and to be bound by and strictly perform the terms thereof, as such terms apply to such escrow holder.

Dated:

FIRST AMERICAN TITLE COMPANY

By:

Name:

Its:

INDEX OF EXHIBITS

Exhibit	Title

A	Real Property Description

B	Bill of Sale

C	Grant Deed

D	Buyer’s Option Note

E	Buyer’s Purchase Note

F	Deed of Trust

G	Guaranty

G-1	Reaffirmation of Guaranty

H	Subordination Agreement

I	General Assignment

J	Assignment of Contracts

K	Form of Letter of Credit

L	Form of Warrant

M	Memorandum of Option

N	Quitclaim Deed

O	Report

P	Form of Junior Deed of Trust

Schedule 1	List of Disclosures